Exhibit 24.1

Confirming Statement

This Statement confirms that Bernice Grant was authorized to execute and file the Form 3 filed with the U.S. Securities and Exchange Commission on March 5, 2007, on behalf of the undersigned, in connection with his initial statement of beneficial ownership of securities.

In witness whereof, the undersigned has duly executed and delivered this Statement as of the 15th day of March, 2007.

/s/ Harri U. Kulovaara
Harri U. Kulovaara

(NY) 18002/035/POAS/confirm.statement.kulovaara.doc